As filed with the Securities and Exchange Commission on August 12, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	33-0864902
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(949) 833-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William Lyon Homes 2012 Equity Incentive Plan

(Full title of the Plans)

William H. Lyon Chief Executive Officer William Lyon Homes 4695 MacArthur Court, 8th Floor Newport Beach, California 92660 (949) 833-3600	Copy to: Cary K. Hyden, Esq. Michael A. Treska, Esq. Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626-1925 (714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock (2), $0.01 par value per share, to be issued under the William Lyon Homes 2012 Equity Incentive Plan	3,636,363 shares(3)	$20.327 (4)	$73,916,350.70 (4)	$10,082.20
Total				$10,082.20

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Class A common stock, $0.01 par value per share (“Class A Common Stock”), which become issuable under the William Lyon Homes 2012 Equity Incentive Plan, as amended (the “2012 Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction.
(2)	In connection with the Registrant’s initial public offering of its Class A Common Stock, all outstanding shares of the Registrant’s Class D common stock, $0.01 par value per share (including shares underlying outstanding equity awards), automatically were converted into shares of Class A Common Stock on a one-for-one basis, as further automatically adjusted by a 1-for-8.25 reverse stock split of the Registrant’s Class A Common Stock. Shares issuable pursuant to the 2012 Plan shall be shares of Class A Common Stock. All information in this Form S-8 gives effect to this conversion and reverse stock split.
(3)	Solely for purposes of determining the amount of shares to be registered on this Registration Statement, represents 576,651 shares of Class A Common Stock subject to outstanding option awards under the 2012 Plan, 2,391,038 shares of Class A Common Stock available for future issuance under the 2012 Plan as of August 6, 2013, and 668,674 shares of Class A Common Stock subject to awards under the 2012 Plan that the Registrant estimates may be cancelled or forfeited in the future and thus may become available for future issuance under the 2012 Plan.
(4)	With respect to (a) outstanding awards granted under the 2012 Plan, estimated in accordance with Rule 457(h) of the Securities Act for purposes of calculating the registration fee on the basis of the weighted average exercise price of $8.6625 per share and (b) shares available (or that may become available) for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee on the basis of the average ($22.525) of the high ($22.77) and low ($22.28) prices of the Registrant’s Class A Common Stock, as reported on the New York Stock Exchange on August 7, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by William Lyon Homes (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed by the Registrant with the Commission on March 18, 2013, which contains the Registrant’s audited financial statements for the Registrant’s fiscal year ended December 31, 2012;

(b) the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed by the Registrant with the Commission on May 3, 2013;

(c) the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed by the Registrant with the Commission on August 9, 2013;

(d) the Registrant’s Current Reports on Form 8-K filed by the Registrant with the Commission on March 5, 2013, March 8, 2013, April 29, 2013, May 3, 2013 (solely with respect to Item 5.07), May 10, 2013, May 28, 2013 and August 8, 2013 (solely with respect to Items 1.01 and 2.03); and

(e) the description of the Registrant’s Class A Common Stock contained in the prospectus included in the Registrant’s registration statement on Form S-1, as amended (File No. 333-183249), which description is incorporated by reference into the Form 8-A filed with the Commission on April 30, 2013, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our bylaws provide that:

•	We will indemnify our directors and officers to the fullest extent permitted by the DGCL subject to limited exceptions; and

•	We will advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to limited exceptions.

In addition, we have entered into indemnification agreements with certain of our executive officers and each of our directors, pursuant to which the Registrant has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also currently provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

4.2	Amended and Restated Bylaws of William Lyon Homes (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of Windes & McClaughry Accountancy Corporation, Independent Registered Public Accounting Firm.

23.2+	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Latham & Watkins LLP (contained on Exhibit 5.1 hereto).

24.1	Power of Attorney (included in signature page).

99.1	William Lyon Homes 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-183249) filed on December 6, 2012).

99.2	Amendment No. 1 to the William Lyon Homes 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.23(a) to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-187819) filed on May 6, 2013).

99.3+	Amendment No. 2 to the William Lyon Homes 2012 Equity Incentive Plan.

+	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 12th day of August, 2013.

WILLIAM LYON HOMES,
a Delaware corporation

By:	/s/ William H. Lyon
William H. Lyon
Chief Executive Officer

By:	/s/ Colin T. Severn
Colin T. Severn
Vice President, Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints William H. Lyon and Colin T. Severn, and each and any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-8 has been signed on August 12, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ William H. Lyon
William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Colin T. Severn
Colin T. Severn	Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)

/s/ General William Lyon
General William Lyon	Chairman of the Board and Executive Chairman

/s/ Douglas K. Ammerman
Douglas K. Ammerman	Director

/s/ Michael Barr
Michael Barr	Director

/s/ Gary H. Hunt
Gary H. Hunt	Director

Signature	Title

/s/ Matthew R. Niemann
Matthew R. Niemann	Director

/s/ Nathaniel Redleaf
Nathaniel Redleaf	Director

/s/ Lynn Carlson Schell
Lynn Carlson Schell	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

4.2	Amended and Restated Bylaws of William Lyon Homes (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

5.1+	Opinion of Latham & Watkins LLP.

23.1+	Consent of Windes & McClaughry Accountancy Corporation, Independent Registered Public Accounting Firm.

23.2+	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Latham & Watkins LLP (contained on Exhibit 5.1 hereto).

24.1	Power of Attorney (included in signature page).

99.1	William Lyon Homes 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-183249) filed on December 6, 2012).

99.2	Amendment No. 1 to the William Lyon Homes 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.23(a) to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-187819) filed on May 6, 2013).

99.3+	Amendment No. 2 to the William Lyon Homes 2012 Equity Incentive Plan.

+	Filed herewith